UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 20, 2006

Innovex, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-13143	41-1223933

(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive Maple Plain, MN	55359

(Address Of Principal Executive Offices)	(Zip Code)

(763) 479-5300

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 3 though 8 are not applicable and therefore omitted.

ITEM 1.01	Entry into a Material Definitive Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          On December 19, 2006, Innovex, Inc. (the “Company”) entered into a new credit facility with Bank of Ayudhya Public Company Limited (BAY) and TMB Bank Public Company Limited (TMB) which expanded the existing credit facility with these banks.  The new Third Credit Facilities Agreement provides for an additional 600 million baht facility to be used for procurement of equipment within 24 months from the effective date. The interest rate will be one percent less than the average of the BAY and TMB minimum loan rate (MLR) for two years and one half percent less than the average of the BAY and TMB MLR for the remainder of the term.  The term of the facility is 72 months. Payments under the facility will be made in 16 equal quarterly payments beginning in the 9th quarter after the effective date. The facility is secured by a mortgage on the new equipment purchased under the facility and all equipment, land and buildings subsequently released from the Second Credit Facilities Agreement.

          In addition, the Second Credit Facilities Agreement has been amended and restated to broaden the availability of the 300 million baht portion of the Packing Credit to allow draw down based on the usage of Innovex Inc. backed by customer purchase orders and the covenants were modified to allow the Debt Service Coverage Ratio to be not less than 1.2 to 1 for fiscal 2007 through 2009 and lower the Long-Term Debt to Equity ratio to 1.5 for the remainder of the facilities term.

ITEM 9.01	Financial Statements And Exhibits.

Exhibit No.	Description

10.1

Third Credit Facilities Agreement effective December 19, 2006 between Innovex (Thailand) Limited as the Borrower and Bank of Ayudhya Public Company Limited and TMB Bank Public Company Limited and the Creditor.

10.2

Amended and Restated Second Credit Facilities Agreement effective December 19, 2006 between Innovex (Thailand) Limited as the Borrower and Bank of Ayudhya Public Company Limited and TMB Bank Public Company Limited and the Creditor.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVEX, INC.

	By:	/s/ Douglas W. Keller

Douglas W. Keller
Vice President, Finance

Date: December 20, 2006